Exhibit (a) (19)

560 Sylvan Avenue, Suite 3085 Englewood Cliffs, NJ 07632 201 567 7377 T 201 567 7337 F www.gardylaw.com Gardy & Notis, LLP Attorneys at Law

December 14, 2012

BY FAX

The Honorable Paul Innes, P.J. Ch.

Mercer County Superior Court, Chancery Division

175 South Broad Street

Trenton, NJ 08650-0068

Re:	Stein v. DUSA Pharmaceuticals, Inc. et al.; Docket No.C-97-12,
Hagan v. DUSA Pharmaceuticals, Inc. et al.; Docket No. C-96-12
Dharna v. DUSA Pharmaceuticals, Inc. et al.; Docket No. C-98-12
Bell v. Doman et al.; Docket No. C- (currently L-2688-12)
Bourne v. DUSA Pharmaceuticals, Inc. et al.; Docket No. C-

Dear Judge Innes:

Plaintiffs, on behalf of the common stockholders of DUSA Pharmaceuticals, Inc. (“DUSA”), brought the above captioned putative class actions against DUSA, its Board of Directors and Caraco Acquisition Corporation (“Caraco”) (collectively the “Defendants”). The actions challenged the proposed acquisition of DUSA by Caraco and the disclosures made to shareholders regarding the proposed acquisition. Plaintiffs took expedited discovery, including reviewing certain internal, non-public documents and taking the depositions of DUSA’s Chief Executive Officer, DUSA’s Chairman of the Board and a representative of DUSA’s financial advisor. Plaintiffs then moved for a temporary restraining order seeking to enjoin the closing of the tender offer made by Caraco. Defendants opposed this motion and filed their respective briefs in opposition on December 13, 2012.

Although no hearing has been set by the Court on Plaintiffs’ motion, the parties write to advise the Court that they have reached an agreement in principle to settle the above-captioned actions and a related action filed in Massachusetts whereby the Defendants have supplemented their respective federal securities filings related to the proposed transaction. See http://www.sec.gov/Archives/edgar/data/879993/000119312512501724/d453241dscl4d9a.htm (also attached). By agreeing to the settlement, the Defendants are not admitting any wrongdoing and maintain that their pre-settlement disclosures were adequate under applicable law.

Gardy & Notis, LLP

The Honorable Paul Innes, P.J. Ch.

December 14, 2012

In light of the settlement, the Plaintiffs hereby withdraw their motion for temporary restraints. The parties will work diligently to submit to the Court a motion for preliminary approval of the settlement within sixty (60) days.

Respectfully submitted,

/s/ Jennifer Sarnelli
Jennifer Sarnelli

Enclosure included with original

cc: All Counsel of Record (via email)